As filed with the Securities and Exchange Commission on January 27, 2006.
                           Registration No. 333-111486
================================================================================

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ---------------------
                              DAIRY FRESH FARMS INC

             Nevada                             2023                             98-0407549
(State or Other Jurisdiction of        (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)          Identification No.)

 413 Churchill Avenue N., Ottawa, Ontario, Canada                    K1Z 5C7
--------------------------------------------------------------------------------
       (Address of principal executive offices)                     (Zip Code)

         Registrant's telephone number, including area code: 613-724-2484 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                          Copies of communications to:
                                 JOSEPH I. EMAS
                             1224 WASHINGTON AVENUE
                           MIAMI BEACH, FLORIDA 33139
                          TELEPHONE NO.: (305) 531-1174
                          FACSIMILE NO.: (305) 531-1274

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                               Proposed
                                                                                Maximum
                                                                               Offering
                                                                                 Price      Proposed Maximum
                 Title of Each Class of                     Amount to be       Per Share        Aggregate            Amount of
               Securities to be Registered                   Registered           (1)        Offering Price       Registration Fee
------------------------------------------------------- --------------------- ------------ -------------------- --------------------
Common Shares, $.001 par value  (2)                     13,220,792            0.75         9,915,594.           $1,060.
------------------------------------------------------- --------------------- ------------ -------------------- --------------------
      Total                                                                                                     $1,060.
------------------------------------------------------- --------------------- ------------ -------------------- --------------------

(1) (1) Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act and computed pursuant to Rule 457 under the Securities Act of 1933, this price is calculated based upon the average of the high and low price as reported on the "Pink Sheets" on January 26, 2006.

(2)   Represents shares to be sold by our Selling Shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2006.

PROSPECTUS

                             DAIRY FRESH FARMS INC.

                      13,220,792 SHARES OF OUR COMMON STOCK

The Selling Shareholders named in this prospectus are offering to sell up to 13,220,792 shares of Dairy Fresh Farms Inc. ("we", "us", "our" or the "Dairy Fresh Farms Inc.") common stock held by the Selling Shareholders. The prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by the Selling Shareholders.

The Selling Shareholders, and any broker-dealers or agents that are involved in selling the shares, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

Investing in our securities involves risk, see "Risk Factors" page 8. Any investor who cannot afford to sustain the total loss of their investment should not purchase the securities offered herein. Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The total costs of this offering, estimated at $_______, shall be borne by us.

Our common stock is traded on the "Pink Sheets" under the symbol "DYFR.PK"

                                ----------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                The Date of this Prospectus is: January 27, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary............................................................5
The Resale Offering...........................................................6
Summary of Financial Data.....................................................7
Risk Factors..................................................................8
Where You Can Find More Information..........................................14
Capitalization...............................................................14
Use of Proceeds..............................................................15
Determination of Offering Price; Market for Common Equity
and Related Stockholder Matters .............................................15
Dividends....................................................................15
Dilution.....................................................................16
Equity Compensation Plan Information.........................................16
Selling Shareholders.........................................................16
Plan of Distribution.........................................................22
Penny Stock Rules / Section 15(g) of the Exchange Act .......................24
Legal     Proceedings     ...................................................24
Directors, Executive Officers and Control Persons ...........................25
Executive Compensation ......................................................29
Security Ownership of Certain Beneficial Owners and Management ..............30
Description  of   Securities.................................................31
Disclosure of Commission Position of Indemnification for
Securities Act Liabilities; Anti-takeover, Limited Liability and Indemnification Provisions ..............................................32
Certain Relationships and Related Transactions...............................33
Organization within Last Five Years .........................................33
Description  of  Business  ..................................................34
Management's Discussion and Analysis or Plan of Operation....................35
Description  of  Property  ..................................................40
Certain Relationships and Related Transactions ..............................40
Financial Statements.........................................................42
Interests of Names Experts and Counsel.......................................43
Changes in and Disagreements with Accountants on Accounting and Financial
Disclosure...................................................................43
Additional Information.......................................................43
Part II - Information Not Required In Prospectus ............................46
Exhibits        .............................................................49

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the "Risk Factors" section. Unless the context requires otherwise, "we," "us," "our", " and the "Company" and similar terms refer to Dairy Fresh Farms Inc., and any subsidiaries collectively, while the term "Dairy Fresh" refers to Dairy Fresh Farms Inc. in its corporate capacity

We were incorporated under the laws of the State of Nevada in February, 2003. Our business plan is to expand a unique patented dairy process in Canada. The all-natural process results in a healthier milk-based product which is Low in Cholesterol, Trans-Fat Free, Lactose Free, Low in Saturated Fat, 99% Fat Free, with high levels of Omega-6 and 3 and Monounsaturate Fat enhanced without compromising great taste.

We are authorized to issue 75,000,000 shares of common stock, par value $.001 per share, of which 15,620,792 shares are issued as of December 23, 2005.

Where You Can Find Us

Our principal executive offices are located at 413 Churchill Avenue N., Ottawa, Ontario, Canada K1Z 5C7. Our telephone number is 613-724-2484.

About Our Business

Dairy Fresh Technologies Ltd. have the exclusive license in Canada to develop and exploit the patented formula for a healthy milk based product "Dairy Fresh Farms". The Company has launched a 2 litre regular milk and a 1 litre lactose free product with Canada Safeway stores in Western Canada.

Dairy Fresh Farms is an all natural process resulting in a healthier milk based product which is Low in Cholesterol, Trans Fat Free, Lactose Free, Low in Saturated Fat, 99% Fat Free and has high levels of Omega 6 and 3 and Monounsaturated Fat enhanced without compromising great taste.

Our products are produced under a co-packing agreement with Lucerne's Dairy [a division of Safeways] in Western Canada.

The product was developed in Sydney, Australia where, in management's opinion, it has achieved outstanding results.

Our strong and experienced management team believes this process will provide the Dairy Industry with the products they need in today's health conscious environment. We are in the business of branding "Dairy Fresh Farms(TM)" and developing licensing agreements for the manufacture and distribution of its innovative dairy products. The Canadian Heart and Stroke Foundation's has provided a "Health Check" of approval on "Diary Fresh Farms(TM)"

      "Dairy Fresh Farms(TM)" is a patented technology that produces monounsaturated-enhanced dairy products. This breakthrough technology transforms low fat dairy products into creamy great tasting healthy products. The US Government's National Cholesterol Education Program (NCEP) Guidelines (May 15,
2001) recommended that up to 80% of total caloric intake through fat be consumed as monounsaturated fats to lower serum cholesterol.

"Canola has a very low level of saturated fatty acids, a high level of monounsaturated fatty acids and the essential Omega-3s. Adding canola oil to skim milk adds these nutritional components, along with Vitamin E and K, without compromising the taste. Canola would also complement the `mouth feel' of a much higher fat level milk product without adding cholesterol to the drinker's diet." (Alberta Canola Producers Commission)

"31%, or 90 million people, in North America have lactose maldigestion". (Journal of the American College of Nutrition Vol. 20, No. 2, 198S-207S, 2001) "Dairy Fresh Farms(TM)" meets this market demand.

"Dairy Fresh Farms(TM)" is Trans Fat Free - "Like saturated fat (the kind mainly found in dairy products and meat and poultry), trans fat has been shown to boost levels of the artery-clogging LDL- cholesterol or `bad' cholesterol. And to make matters worse, trans fat also lowers the amount of the protective HDL-cholesterol (the `good' cholesterol) in the blood - a double whammy that makes foods high in trans fat much more of a threat to heart health than those previously avoided by the cholesterol-conscious." (Rosie Schwartz, dietitian, Jan. 2004, Ottawa Citizen)

THE RESALE OFFERING

Company                             Dairy Fresh Farms Inc.

Securities Being Offered
By Selling Shareholders             13,220,792 shares of our common stock may be
                                    resold by our Selling Shareholders. The offering price will be determined by market factors and the independent decisions of the Selling Shareholders.

Securities Outstanding              We are authorized to issue 75,000,000 shares
                                    of common stock, $.001 par value, of which 15,620,792 shares are currently issued and outstanding.

Use of Proceeds                     We will not  receive any  proceeds  from the
                                    sale   of  the   underlying   common   stock
                                    currently held by the Selling Shareholders.

                            SUMMARY OF FINANCIAL DATA

                     (in thousand, except per share amounts)

The summary of financial data as of and for the year ended December 31, 2004 is derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2004, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled "Management's Discussion and Analysis or Plan of Operation". The summary of financial data is derived from and should be read in conjunction with unaudited financial statements and notes to financial statements for nine-months ended September 30, 2005 and 2004.

                                                                          Year             May 14, 2002
                                          Nine-month period ended         ended         (Inception) Through
                                               September  30,           December 31,       December 31,
                                         ---------------------------    -------------     ------------
                                             2005         2004              2004              2004
                                         -----------  -------------     -------------     ------------
                                                 (unaudited)

     Revenue                             $   118,831  $          --     $          --     $         --
                                         -----------  -------------     -------------     ------------
     Expenses:
        Direct Expenses                       38,359             --                --               --

       Operating Expenses                  1,332,414        162,492           331,329          535,637
                                         -----------  -------------     -------------     ------------

     Interest expense, net                        --             --                --               --
                                         -----------  -------------     -------------     ------------

     Net loss                             (1,251,942)      (162,492)         (331,329)        (535,637)
                                         ===========  =============     =============     ============
     Basic and diluted loss per common
       share                                  ($0.10)        ($0.02)           ($0.04)          ($0.06)
                                         ===========  =============     =============     ============

     Weighted average number of shares
       outstanding - basic and diluted    13,015,717       9,250,00         9,250,000        9,250,000

The following table provides a summary of our balance sheet data at September 30, 2005 (unaudited):

                         September 30, 2005 (unaudited)
                         ------------------------------

Balance sheet data:

Cash                             $    41,818
Working capital (deficiency)     $(1,104,543)
Total assets                     $   156,889
Current Liabilities              $(1,246,608)
Stockholders' equity (Deficit)   $(1,089,719)

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. We caution you to review the cautionary statements set forth in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 16.

Risks Related To Our Business

Because we have a limited operating history, it will be difficult for you to evaluate our business.

Our future operations are contingent upon increasing revenues and raising capital for expansion of our markets. Because we have a limited operating history you will have difficulty evaluating our business and future prospects. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties we will face as an emerging business.

If we are unable to obtain financing to support our future growth plans, we will have to curtail our operations and our growth plans, which will negatively affect the value of your investment.

Our Plan of Operations involves development and marketing costs. We may need additional funding from bank financing or financing from a debt or equity offering. If we are unable to obtain financing when needed on favorable terms, we may be forced to curtail our operations and our growth plans, which will negatively affect the value of your investment.

We are directly or indirectly subject to extensive regulations which may increase our costs, lead to delays, fines or restrictions on our business and negatively affect our potential profitability.

Our operations may be, directly or indirectly, subject to Canadian and United States federal, state or local laws. These Canadian and United States regulations will subject us to increased regulation costs, and possibly fines or restrictions on conducting our operations. In addition, potential future foreign markets have different regulations related to the environment, labor relations, currency fluctuations, exchange controls, customs, foreign tax increases, import and export, investment and taxation which will also subject us to increased regulation costs and possibly fines or restrictions on conducting our operations. If we are unable to meet the requirements of the regulations in any jurisdictions, our operations in such jurisdictions may be delayed or prohibited. Any of these regulations may increase our costs and negatively affect our potential profitability.

Our results of operations may highly fluctuate from quarter to quarter as we continue to grow, therefore you cannot use these results to predict how we may perform in the future.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future revenues that are expected to increase. It is anticipated that as we mature, our sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others:

      o general domestic and international legal, economic, political and market conditions;
      o     demand for our products and services;
      o number, timing and significance of product enhancements and new product introductions by us and our competitors;
      o     volume, timing of, and ability to fulfill orders from clients;
      o     changes in the level of operating expenses;
      o expenses incurred in connection with our plans to fund greater levels of sales and marketing activities and operations and develop new distribution channels and services;
      o     product defects and other product or service quality problems;
      o     increases in our costs of  borrowing;
      o     seasonal variations in the sale of our products; and
      o     pricing changes in the industry.

Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial conditions and results of operation.

If we lose our key personnel, our business and prospects may be adversely affected.

Our performance is dependent on the services of certain key employees and consultants, particularly Nicolas Matossian, Chairman of the Board of Directors, Robert C. Harrison, President and Chief Executive Officer and Director, Don Paterson, Chief Financial Officer and Director, Ian Morrice, Executive Vice-President and Richard Farrell, Bcomm, LLB, SIA, Director. The loss of services of any of our key consultants could have a material adverse effect on our business and financial condition. There is no assurance that we would be able to hire and retain other management if we lose the services of our key consultants.

We will need additional capital.

Our capital requirements in connection with our operations will be substantial. Our management anticipates that we will require additional working capital in the future even if we raise the maximum amount in this offering. There are no assurances that such additional capital will be available or on terms that are acceptable to us. Further, even if available, additional equity or convertible debt financing, if used, could result in substantial dilution of shareholder interests. Currently, our plan of operation includes looking for private capital. There can be no assurances that such capital can be raised or that if capital is raised, it will be sufficient for our needs.

Risks Related To This Offering

Our shares will be "Penny Stocks" which are subject to certain restrictions that could adversely affect the liquidity of an investment in us.

We currently trade our stock on the "pink sheets" and intend to trade our common stock in the over-the-counter market. The stock price will likely be at less than $5.00 per share. Such shares are referred to as "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

There is a limited public market for our common stock, and even if a market develops, it will likely be thin and subject to manipulation.

Our common stock is listed on the "pink sheets and there is currently a limited public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service other than the "pink sheets and that a market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

      o     variations in our quarterly operating results;
      o     changes  in   securities   analysts'   estimates  of  our  financial
            performance;
      o     changes in general economic conditions and consumers tastes;
      o     changes in market valuations of similar companies;
      o announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships, or capital commitments; and
      o     the addition or loss of key employees or consultants.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Obtaining additional capital through the future sale of common stock and derivative securities will result in dilution of stockholder interests.


We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares registered in this prospectus, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If a greater market for our common stock develops, the market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares, at or above your purchase price, which may result in substantial losses to you.

      Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. While our stock trades on the "pink sheets", there is a limited market for our stock. If market for our common stock develops and our operating results fluctuate negatively in any future quarter, the volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares, or the availability of common shares for sale at any time, will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2)

manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material adverse effect on our results of operations.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

We are subject to the certain anti-takeover provisions under Nevada law, which could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

As a Nevada corporation, we are subject to certain provisions of the Nevada Revised Statutes anti-takeover rules and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity, or equity related securities, in the future at a price we deem appropriate.

We will incur increased costs as a result of being a public company, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the NASDAQ National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect these new rules to add substantial costs, which could materially adversely affect our results and operations.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis or Plan of Operation, and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

Risks associated with forward-looking statements.

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

      (1) Our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,
      (2) Our ability to market our products on a global basis at competitive prices now and in the future,
      (3) Our ability to maintain brand-name recognition for our products now and in the future,
      (4)   Our ability to maintain an effective distributors network,
      (5) Our success in forecasting demand for our products now and in the future,
      (6) Our ability to maintain pricing and thereby maintain adequate profit margins,
      (7)   Our ability to achieve adequate intellectual property protection and
      (8) Our ability to obtain and retain sufficient capital for future operations.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 (as Dairy Fresh Farms Inc, formally Northwest Horizon Ltd.) under the Securities Act to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

We are subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the requirements of the Exchange Act, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005.

You should read this table in conjunction with our financial statements, including the notes to our financial statements, which appear elsewhere in this prospectus.

                                                        September 30, 2005
                                                            (Unaudited)

Stockholders' equity :

    Common stock - $0.01 par value, 75,000,000 shares
     authorized; 14,127,500 shares issued and outstanding   $   442,809
    Additional paid-in capital                                  380,906

   Accumulated comprehensive loss                              (114,167)
   Accumulated deficit                                       (1,799,267)
                                                            -----------

      Total capitalization                                   (1,089,719)
                                                            ===========

USE OF PROCEEDS

We will not receive any proceeds from the sale of 13,220,792 shares of common stock offered through this prospectus by the Selling Shareholders.

DETERMINATION   OF  OFFERING  PRICE;   MARKET  FOR  COMMON  EQUITY  AND  RELATED
STOCKHOLDER MATTERS

Dairy Fresh's Common Stock recently began trading on the "pink sheets" under the stock symbol DYFR.PK as of the fourth quarter of 2005. The high and low closing bid information for our Common Stock is based on information received from Bloomberg L.P., Pinksheets.com and Market Services, and a company market maker.

                                   High                            Low

         December 31, 2005        $0.78                           $0.78
         January 27, 2006         $0.75                           $0.75

The quotations set forth above reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions. The shares of common stock are being offered for sale by the selling stockholders at prices established on the "pink sheets" or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

DIVIDENDS

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

DILUTION

The common stock to be sold by the Selling Shareholders is common stock that is currently issued and outstanding.

EQUITY COMPENSATION PLAN INFORMATION

The Company has not implemented a stock option based compensation plan at this time. There are plans to introduce an option plan in the second quarter of 2006.

                              SELLING SHAREHOLDERS

The following table presents information regarding the Selling Shareholders. Unless otherwise stated below, to our knowledge no Selling Shareholders nor any affiliate of such shareholder has held any position or office with, been employed by, or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus. None of the Selling Shareholders are members of the National Association of Securities Dealers, Inc. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

The Selling Shareholders named in this prospectus are offering all of the 13,220,792 shares of common stock offered through this prospectus. These shares were acquired from us in a private placement that was exempt from registration under Regulation D of the Securities Act of 1933. None of our Selling Share holders are broker-dealers or have any affiliation with any broker dealers.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;

2. the percentage owned prior to the offering;

3. the total number of shares that are to be offered for each;

4. the total number of shares that will be owned by each upon completion of the offering; and

5. the percentage owned by each upon completion of the offering.


-----------------------------------------------------------------------------------------------------
                                        Shares of      Percent of       Shares of       Shares of
                                        common         Common           common          common
                                        Stock owned    Stock owned      Stock to be     Stock owned
                                        prior          prior to         sold under      After
Name of selling stockholder             to offering    offering (1a)    the Offering    offering (2)
-----------------------------------------------------------------------------------------------------

Robert C. Harrison Ltd.(3)                1,208,333            7.7%        1,208,333             *
--------------------------------   ----------------   -------------   --------------   --------------
Trumpeter Development Ltd.                1,403,333            9.0%        1,403,333             *
(4)
--------------------------------   ----------------   -------------   --------------   --------------
Harley Ltd. (5)                           1,200,000            7.7%        1,200,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Fleur D'Eau Trust                         1,208,333            7.7%        1,208,333             *
(6)
--------------------------------   ----------------   -------------   --------------   --------------
 NBCN Clearing Inc. in trust for            305,000            2.0%          305,000             *
Dr. Peter Morrice
--------------------------------   ----------------   -------------   --------------   --------------
 David Gelinas                              112,500               *          112,500             *
--------------------------------   ----------------   -------------   --------------   --------------
Cherrie Foster                              112,500               *          112,500             *
--------------------------------   ----------------   -------------   --------------   --------------
Tony Bond                                   132,500               *          132,500             *
--------------------------------   ----------------   -------------   --------------   --------------
Tom Hogan                                    32,000               *           32,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Paul Hogan                                   40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
1395165 Ontario Inc.       (8)               32,000               *           32,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Lori Loeb "In Trust"                         32,000               *           32,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Paul McTaggart                              112,500               *          112,500             *
--------------------------------   ----------------   -------------   --------------   --------------
1384702 Ontario Inc.(9)                     193,636            1.2%          193,636             *
--------------------------------   ----------------   -------------   --------------   --------------
Shawn Comiskey                              120,000               *          120,000             *
--------------------------------   ----------------   -------------   --------------   --------------
John Horwitz                                 40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Taras Zalusky                                16,000               *           16,000             *
--------------------------------   ----------------   -------------   --------------   --------------
1362364 Ontario Inc.(10)                     80,000               *           80,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Embrylin Investments Ltd.                   213,031            1.3%          213,031             *
(11)
--------------------------------   ----------------   -------------   --------------   --------------
Steve Tierney                                 8,000               *            8,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Dana Tierney                                  8,000               *            8,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Frank Tierney                                 8,000               *            8,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Doug Laughton                                 8,000               *            8,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Ian Stauffer                                  8,000               *            8,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Gundyco In Trust for                         40,000               *           40,000             *
Nicolas Matossian
--------------------------------   ----------------   -------------   --------------   --------------
Gundyco In Trust for                         40,000               *           40,000             *
Don Paterson
--------------------------------   ----------------   -------------   --------------   --------------
Alex Barta                                   20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Dairy Technologies Inc.                   2,416,666           15.5%        2,416,666             *
--------------------------------   ----------------   -------------   --------------   --------------
Don Paterson "In Trust"                      63,335               *           63,335             *
--------------------------------   ----------------   -------------   --------------   --------------
Taki Gettas                                  10,000               *           10,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Michael Bradley                              18,333               *           18,333             *
--------------------------------   ----------------   -------------   --------------   --------------
Ian Morrice "In Trust"                        8,000               *            8,000             *
--------------------------------   ----------------   -------------   --------------   --------------

Finkelstein Capital Inc.                    150,000            1.0%          150,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Claude Veillette                            120,000               *          120,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Andrew Barakett                             150,000            1.0%          150,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Arthur Silber                                40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
141136 Canada Ltd. (13)                      60,000               *           60,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Charles Alexander                            30,000               *           30,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Marc Menard                                   8,200               *            8,200             *
--------------------------------   ----------------   -------------   --------------   --------------
Gestion Steven Unsworth (14)                 20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
1441311 Ontario Inc. (15)                    80,000               *           80,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Jane Green                                  100,000               *          100,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Massimiliano (Max) Fanutz                   163,000            1.0%          163,000             *
--------------------------------   ----------------   -------------   --------------   --------------
John P. Comiskey                             20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
Jeff Comiskey                                 8,150               *            8,150             *
--------------------------------   ----------------   -------------   --------------   --------------
Sandy Comisy                                 28,150               *           28,150             *
--------------------------------   ----------------   -------------   --------------   --------------

            P. Tommarello                    10,000               *           10,000             *
--------------------------------   ----------------   -------------   --------------   --------------
     Marbel Management Ltd. (16)            100,000               *          100,000             *
--------------------------------   ----------------   -------------   --------------   --------------
       138613 Canada Inc. (17)               10,000               *           10,000             *
--------------------------------   ----------------   -------------   --------------   --------------
            Jacques Klein                    40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
           George Geracimo                   40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
             Lloyd Cooper                    40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
     Palos Capital Pool L.P. (18)            50,000               *           50,000             *
--------------------------------   ----------------   -------------   --------------   --------------
          Jeffery N. Shapiro                 20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
   DiGiovanni & Bruzzese Inc. (19)           20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
     Dr. Voosman Investments (20)            50,000               *           50,000             *
--------------------------------   ----------------   -------------   --------------   --------------
     Shapco Management Inc. (21)             40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
      Goal Investments Ltd. (22)             20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
         Admintech Inc. (23)                 40,000               *           40,000             *
--------------------------------   ----------------   -------------   --------------   --------------
       Xipe Holding Corp. (24)               50,000               *           50,000             *
--------------------------------   ----------------   -------------   --------------   --------------
            Robert Hughes                    20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
             Costa Thomas                    20,000               *           20,000             *
--------------------------------   ----------------   -------------   --------------   --------------
      Burrard Capital Ltd. (25)              51,333               *           51,333             *
--------------------------------   ----------------   -------------   --------------   --------------
       Gestion CD LAM Inc. (26)              51,333               *           51,333             *
--------------------------------   ----------------   -------------   --------------   --------------
       Toyma Capital Inc. (27)              291,333               *          291,333             *
--------------------------------   ----------------   -------------   --------------   --------------
          Robert Villeneuve                  21,000               *           21,000             *
--------------------------------   ----------------   -------------   --------------   --------------
           Claude Vaillette                  80,000               *           80,000             *
--------------------------------   ----------------   -------------   --------------   --------------
              Alex Barta                      5,993               *            5,993             *
--------------------------------   ----------------   -------------   --------------   --------------
            Eris Salvatori                   49,500               *           49,500             *
--------------------------------   ----------------   -------------   --------------   --------------
             Maria Valais                    28,800               *           28,800             *
--------------------------------   ----------------   -------------   --------------   --------------
       Finkelstein Capital (28)             750,000            4.8%          750,000             *
--------------------------------   ----------------   -------------   --------------   --------------
         Marie-France Giguere                 6,625               *            6,625
       Francis Mailhot's wife.
--------------------------------   ----------------   -------------   --------------   --------------
            Oliver Mailhot                    6,625               *            6,625
--------------------------------   ----------------   -------------   --------------   --------------
       3516776 Canada Inc. (29)              86,000               *           86,000
--------------------------------   ----------------   -------------   --------------   --------------
              Eric Boyd                      75,000               *           75,000
--------------------------------   ----------------   -------------   --------------   --------------
         Gestion CD LAM (30)                 50,000               *           50,000
--------------------------------   ----------------   -------------   --------------   --------------
         Services Financiers                223,750            1.4%          223,750
      Francis Mailhot Inc. (31)
--------------------------------   ----------------   -------------   --------------   --------------
           Peter Nikiforos                    7,500               *            7,500
--------------------------------   ----------------   -------------   --------------   --------------
             Costa Thomas                     7,500               *            7,500
--------------------------------   ----------------   -------------   --------------   --------------
        2964-2097 Qc Inc. (32)               50,000               *           50,000
--------------------------------   ----------------   -------------   --------------   --------------
         Rahn and Bodmer (33)                44,000               *           44,000             *
--------------------------------   ----------------   -------------   --------------   --------------
          John Schwinghamer                  10,000               *           10,000             *
--------------------------------   ----------------   -------------   --------------   --------------
             Bill Karson                    200,000            1.3%          200,000             *
--------------------------------   ----------------   -------------   --------------   --------------
            John Buchanan                    80,000               *           80,000             *
--------------------------------   ----------------   -------------   --------------   --------------
           Albert Giordano                  155,000               *          155,000             *
--------------------------------   ----------------   -------------   --------------   --------------

            Kevin Higgins                    75,000               *           75,000             *
--------------------------------   ----------------   -------------   --------------   --------------
          Joanna Cumberland                  20,000               *           20,000             *



*less than 1%
      (1) Based on 15,620,792 shares of common stock issued and outstanding as of December22, 2005.
      (2)   Assumes  the  sale  of  all  shares   registered   by  each  selling
            shareholder.
      (3)   Robert C. Harrison Ltd. is controlled by Robert C. Harrison.
      (4) Trumpeter Development Ltd. is controlled by Ian Morrice. (5) Harley Ltd. is controlled by Donald Paterson.
      (6) Fleur D'Eau Trust ATC Cayman Islands Trustees is controlled by Nicolas Matossian.
      (7) NBCN Clearing Inc. in trust for Dr. Peter Morrice is controlled by Dr. Peter Morrice.
      (8)   1395165 Ontario Inc. is controlled by Mr. Arthur Loeb.
      (9)   1384702 Ontario Inc. is controlled by Mr. Scott Devries.
      (10)  1362364 Ontario Inc. is controlled by Mr. Joseph Comiskey.
      (11)  Embrylin Investments Ltd. is controlled by Terry McLaughlin.
      (12) Dairy Technologies Inc. is controlled by Richard Farrell and David Hibbard.
      (13)  141136 Canada Ltd is controlled by Eris Salvitori
      (14)  Gestion Steven Unsworth is controlled by Francis Hughes
      (15)  1441311 Ontario Inc is controlled by Paul Green
      (16)  Marbel Management Ltd. is controlled by Dr. John Marc Vincent
      (17)  138613 Canada Inc. is controlled by J. Mandel
      (18)  Palos Capital Pool L.P. is controlled by M. Haddad
      (19)  DiGiovanni and Bruzzese Inc. is controlled by P. Papointe
      (20)  Dr. Voosman Investments is controlled by G. Shapiro
      (21)  Shapco Management Inc. is controlled by G. Shapiro
      (22)  Goal Investments Ltd. is controlled by G. Shapiro
      (23)  Admintech Inc. is controlled by G. Shapiro
      (24)  Xipe Holdings Corp. is controlled by Robert Cavolet
      (25)  Burrard Capital Ltd. is controlled by Euro Catalysts Capital Markets
      (26)  Gestion CD LAM Inc. is controlled by Euro Catalysts Capital Markets
      (27)  Toyma Capital Inc. is controlled by Jean Francis Amyot.
      (28)  Finkelstein Capital is controlled by Jean Francis Amyot.
      (29)  3516776 Canada Inc. is controlled by Fiducie Phaneuf-Lord
      (30)  Gestion CD LAM is controlled by Jean - Guy Lambert
      (31) Services Financiers Francis Mailhot Inc. is controlled by Francis Mailhot
      (32)  2964-2097 Qc. Inc. is controlled by Gaetan Morin
      (33)  Rahn and Bodmer is controlled by Francis Mailhot.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

None of the Selling Shareholders:
      (a) has had a material relationship with us other than as a shareholder at any time within the past three years; or
      (b) has never been one of our officers or directors.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell some or all of their common stock in one or more transactions. As used in this prospectus, "Selling Shareholders" includes the donees, transferees or others who may later hold the Selling Shareholder's interests. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may, from time to time, sell all or a portion of its shares of common stock on the "pink sheets" or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

      o a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,
      o     purchases by a broker or dealer,  as  principal,  and resale by such broker or dealer for its account pursuant to this prospectus,
      o     ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market makers,
      o transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and
      o     privately-negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the shares, or both. We have advised the Selling Shareholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market and have informed it that it must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any Selling Shareholders and broker-dealers with respect to the sale of the shares of common stock.

Any broker-dealers or agents participating in the distribution of our shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation.

At a time a particular offer of shares is made by a Selling Shareholders, a prospectus supplement, if required, will be distributed that sets forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from a Selling Shareholders and any other required information.

In connection with distributions of a Selling Shareholder's shares, or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or others, prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. A Selling Shareholders may also:

      o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

      o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

We have advised the Selling Shareholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. Each of the Selling Shareholders advised us that it did not have an open position in the common stock covered by this prospectus at the time of its response to our inquiry.

In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

The Selling Shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the Selling Shareholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for a Selling Shareholders or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the Selling Shareholders or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the Selling Shareholders, except upon exercise of the outstanding common stock purchase warrant.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the Selling Shareholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. The Selling Shareholders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock.

We cannot assure you, however, that the Selling Shareholders will sell all or any of the shares of common stock they may offer. In order to comply with state securities laws, if applicable, the securities will be sold only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulation of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these prior to the commencement of such distribution

      All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Shareholders' pro rata share of the underwriting discounts and commissions, if any, which are to be paid by the Selling Shareholders.

Should any substantial change occur regarding the status or other matters concerning the Selling Shareholders, we will file a Rule 424(b) prospectus disclosing such matters.

PENNY STOCK RULES / SECTION 15(G) OF THE EXCHANGE ACT

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses, and subsequently confirms to the customer, current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of, or prior to, the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, contact the NASD's toll free telephone number and the central number of the North American Administrators Association for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.

LEGAL PROCEEDINGS

We are not a party to any pending material legal proceedings and are not aware of any threatened or contemplated proceeding by any governmental authority against us.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our directors, executive officers and control persons their respective ages as of January 26, 2006 are as follows:

Name                     Age       Position
----                     ---       --------
Nicolas Matossian        63        Chairman of the Board of Directors
Robert C. Harrison       60        President , Chief Executive Officer, Director
Don Paterson             53        Chief Financial Officer, Director
Ian Morrice              47        Executive Vice President
Richard Farrell          43        Director

Business Experience

All of our directors serve until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. The following is a brief description of the business experience of our executive officers, director and significant employees:

Nicolas Matossian, Chairman of the Board of Directors

Dr. Matossian became CEO of Dairy Fresh Technologies Ltd. on December 1, 2001. His educational background includes a B.A. from McGill University, Montreal, a M.B.A. from Harvard University, Boston and a Ph.D. from McGill University, Montreal.

Dr. Matossian was a Professor of Economics, Faculty of Management at McGill University in Montreal 1967-1970; Director of Operations Manitoba Development Corporation 1970-1973; Managing Partner ERA Consulting Economics Inc.; Economic and Business Consultant to the Federal Government (CDN) and to Major Corporations and Financial Institutions 1973-1992. Senior Consultant and later Chief Operating Officer Cedar Group Inc., publicly listed U.S. Holding Corporation (sales of U.S. $600 million) and owner of Dominion Bridge Inc. (Pipeline and Fabrication) Canada SteenBecker HVAC Contractors Canada / U.S.; Unimetric Corporation Industrial Fasteners U.S. / France; McConnell Dowell Corporation (66% owned) Engineering and Construction. Publicly listed Australian Corp. Davie Shipbuilding-Ship and Platform Builders, Canada. During his tenure as COO, Dr. Matossian was a Director of the parent and of each of the subsidiaries.

Other accomplishments of Dr. Matossian include his position as City Councilor for the City of Westmount (Montreal) since 1990. He was awarded Canada Council Grant for Economic Research. Knighted to the Order of St. Maurice & Lazare Dynastic Order of the Royal House of Savoy (Italy). He is Chairman of Fund N-77 for the Montreal Children's Hospital.

Robert C. Harrison, President and Chief Executive Officer and Director

      Mr. Harrison became President and CEO of Dairy Fresh Technologies Ltd in October 2002. His academic background is extensive, including Accounting, Finance, Human Resources and Marketing from Sheridan College in Toronto, Ontario; Strategic Planning, International Agri-Business from Harvard Business School in Boston, Mass.

His skill summary  includes expert sales contract  negotiator,  highly developed
leadership   skills,   complete   understanding  of  the  branding,   licensing,
distribution and warehousing business in Canada and the United States.

From 1966-1990 at Neilson Dairy, a division of George Weston Limited, he rose to Senior Vice President and General Manager of the Dairy Frozen Division (sales $500 million), with over 700 employees both salaried and unionized remaining strike-free under his stewardship. From 1991-1996 he was President and CEO of Robert C. Harrison Food Brokers Inc. He created a unique food and non-food brokerage business with a focus on food and mass-merchandising retailers nationally and, excellent relationship development with Loblaws, A&P, Provigo, Sobey's, Safeway and Loeb.

1997-2002 Mr. Harrison was President and CEO of Stoney Creek Ice Cream Delicious Alternative Desserts Ltd. He revamped the manufacturing, warehousing and distribution to make a world-class dairy manufacturing facility. He negotiated licensing and trademark agreements with notable companies such as Cadbury (frozen desserts), Movenpick Ice Cream (Switzerland), Ben & Jerry's Ice Cream (Vermont, U.S.) and exclusive distribution agreement with Tropicana frozen products.

Don Paterson, Chief Financial Officer, Director

Mr. Paterson was appointed CFO of Dairy Fresh Technologies Ltd. on December 1, 2001. His educational background includes B.Com from the University of Ottawa 1973-1977 and St. Francis Xavier University 1971-1972. Chartered Accountant Designation Alberta Institute 1979 and Ontario Institute 1980. His career includes controllership of Lumonics Inc., a publicly traded manufacturer of laser equipment for medical and industrial applications with sales of $50 million and Vice President Finance of a national food service Company with sales value in excess of $22 million. He is currently owner of Paterson & Company, an Ottawa based public accounting firm servicing a variety of retail, construction and service companies. As well, he is a management consultant, Immigration Investment Program (Canada) (1991 to present). Mr. Paterson is a past Director of the Ottawa Senators Hockey Club (NHL).

Ian Morrice, Executive Vice-President

Mr. Morrice was appointed Executive Vice President of Dairy Fresh Technologies Ltd. on January 1, 2002. Prior to this he was Founder, Chairman and CEO of Pritchard Morrice Inc., a private Company that specialized in Urban Scapes (1982-1988). Mr. Morrice also founded Rare Earth Environmental (1991 to present) and is past Director of Palladium Foods Inc. (Corel Centre) and Hard Rock the Byward Market Inc. He is Co-Founder of the Ottawa Senators NHL Hockey Team. He is currently a member of the Farmers Federation of Ontario 1998 to present. His educational background includes B.A. Honours from Carleton University, Ottawa 1978-1982 in Urban Studies with postgraduate work in Demographics.

Richard Farrell, Bcomm, LLB, SIA, Director

Mr. Farrell, is one of the founding Shareholder of Dairy Fresh Technologies Ltd. Prior to Dairy Technologies, He was an Investment Banker in Australia for 10 years with various advisory firms, including Ernst & Young Corporate Finance, Deloitte Touche Corporate Finance and Beerworth & Partners (M&A). Mr. Farrel is well experienced with mergers and acquisitions, capital raisings, commercial law, licensing arrangements and corporate structuring.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence

All of the directors serve until the next annual meeting of common shareholders and until their successors are elected and qualified by our common shareholders, or until their earlier death, retirement, resignation or removal. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution.

Our board of directors intends to establish two committees, specifically an Audit Committee, and a Compensation Committee. The principal functions of the Audit Committee are to recommend the annual appointment of the Company's auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's internal control procedures. The principal functions of the Compensation Committee are to review and recommend compensation and benefits for the executives of the Company.

The entire Board of Directors will perform the function of the Audit Committee until we appoint directors to serve on the Audit Committee.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the years ended December 31, 2005, 2004, and 2003 the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our four other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000. No other officer had compensation of $100,000 or more for 2005, 2004, and 2003.

                           Annual Compensation                                      Long Term Compensation
                           -------------------                ---------------------------------------------------------------------
                                                                         Awards                               Payouts
                                                              ------------------------------   ------------------------------------
                                                `
                                                                                               Securities                  All
                                                                                               Underlying                  Other
  Name and Principal                                          Other Annual    Restricted       Options/       LTIP         Compen-
  Position                 Year         Salary       Bonus    Compensation    Stock Award (s)  SARs (#)       Payouts      sation
----------------------   -------      ----------    ------    ------------    ---------------  ------------   ---------  -----------
  Robert C. Harrison       2005       $100,000         --           --                --               --            --          --
  Pre. And CEO*
                           2004       $95,500                                                                            --
                           2003       $46,500                                                                            --
  Ian C. Morrice           2005       $100,000          --          --                --               --             --         --
  Executive VP*
                           2004       $95,500
                           2003       $46,500

*Compensation is earned through management agreements with the Company.

Options/SAR Grants in Last Fiscal Year

None.

Employment Agreements

The management agreement for Robert C. Harrison is for a period of three years and provides for an annual salary of $100,000 USD. In addition, Mr. Harrison will receive standard benefits and any bonus as determined by our Board of Directors. A new employment agreement is in front of the compensation committee and will be ratified at the next board meeting. The effective date of this new contract is January 1, 2006.

The management agreement for Ian C. Morrice is for a period of three years and provides for an annual salary of $100,000 USD. In addition, Mr. Morrice Harrison will receive standard benefits and any bonus as determined by our Board of Directors. A new employment agreement is in front of the compensation committee and will be ratified at the next board meeting. The effective date of this new contract is January 1, 2006.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the common stock as of January 26, 2006, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each of the Chief Executive Officers and the two (2) most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities (collectively, the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 413 Churchill Avenue N., Ottawa, Ontario, Canada K1Z 5C7.

        --------------------------------------------------------- ------------------- ----------------------
        Name of Shareholder                                       Number  of  Shares  Percentage
                                                                  Owned
        --------------------------------------------------------- ------------------- ----------------------
        Dairy Technologies Inc. (1)                                   2,416,666              18.34%
        --------------------------------------------------------- ------------------- ----------------------
        Finkelstein Capital Inc. (2)                                  1,028,600               7.8%
        --------------------------------------------------------- ------------------- ----------------------
        Robert C. Harrison Ltd (3)                                    1,208,333               9.18%
        --------------------------------------------------------- ------------------- ----------------------
        Purple Cow Investments Inc. (4)                               5,825,001               44.3%
        --------------------------------------------------------- ------------------- ----------------------
        Les Services Financiers Francis Mailhot (5)                     236,250                1.7%
        --------------------------------------------------------- ------------------- ----------------------
        Total Shares Held by Directors, Officer, Control and or       3,220,972              81.39%
        Affiliates
        --------------------------------------------------------- ------------------- ----------------------
        Total Shares Held by Public                                   2,400,000              18.61%
        --------------------------------------------------------- ------------------- ----------------------
        Total Shares Outstanding                                     15,620,972                100%
        --------------------------------------------------------- ------------------- ----------------------

        --------------------------------------------------------- ------------------- ----------------------
        Warrants (6)                                                 2,220,972
        --------------------------------------------------------- ------------------- ----------------------
        Options (7)                                                          0
        --------------------------------------------------------- ------------------- ----------------------
        Total Shares Outstanding on a Fully Diluted Basis           17,841,944
        --------------------------------------------------------- ------------------- ----------------------

      (1) Dairy Technologies Inc. is owned and controlled by Richard Farrell (50%) a Director of the Northwest Horizon Corp. and it is also owned by David Hibbard (50%) who is an affiliate of Dairy Fresh Farms Inc. Northwest Horizon Corp..
      (2) Finkelstein Capital Inc. is controlled by Jean-Francois Amyot and Francis Mailhot, a past Director of Dairy Fresh Farms Inc.
      (3)   Robert C. Harrison Ltd is a Company  owned and  controlled by Robert
            C. Harrison, who is the President and CEO and a Director of Dairy Fresh Farms Inc..
      (4) Purple Cow Investments Inc. is a Company owned and controlled by Nicolas Matossian (30%), Mr. Matossian is the Chairman of the Board of Directors of Dairy Fresh Farms Inc., Ian Morrice (30%), Mr. Morrice is the Executive Vice-President of Dairy Fresh Farms Inc. and Don Paterson (30%) who is the Chief Financial Officer and (10%) of Purple Cow Investment is owned by friends and family members of the major shareholders.
      (5) Les Services Financiers is controlled by Francis Mailhot, a former director of Dairy Fresh Farms Inc.
      (6) A total of 2,220,792 share purchase warrants where issued granted the holder the option to purchase one share at USD $0.75 per share and in the event all warrants are exercised a total of 2,220,792 shares will be issued, which will procure the Company with a total proceed of USD $1,665,729.
      (7) No options of Dairy Fresh Farms Inc. have been issued at the time of the filing of this document. As of the date of this document there is no option plan in place.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $ .001.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

None.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Options

The Company has no options issued.

Warrants:

The Company has 2,220,972 warrants issued.

As of January 26, 2006, outstanding warrants to acquire shares of the Company's common stock are as follows:

         Exercise Price      Expiration Date       Number of Shares Reserved
         --------------      ---------------       -------------------------

            $0.75                 2007                     2,220,972

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

Amendment of our Bylaws

      Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

      o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
      o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or
      o effecting an acquisition that might complicate or preclude the takeover.

The Nevada Revised Statutes Act (the "Nevada Act") permits a Nevada corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. Our Articles of Incorporation provide that we shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Nevada Act. The indemnification provided by the Nevada Act and our Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related Party Transactions Within The Past Two Years. The following are certain transactions or proposed transactions during the last two years to which we were a party, or proposed to be a party, in which certain persons had a direct or indirect material interest.

We have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent (5%) or more of our common stock, or family members of such persons with an aggregate value in excess of $60,000.

ORGANIZATION WITHIN LAST FIVE YEARS

Northwest Horizon Corporation was incorporated on February 5, 2003, in the State of Nevada as a development stage Company.

Northwest Horizon Corporation was formed to establish a transportation broker specializing in the long-haul trucking industry of Western Canada. A transportation broker finds a trucking Company to facilitate the transportation of both raw materials and finished products from a pick up location to a specified destination point.

On January 18, 2005, the Management of the Company announced that they concluded that the Company will not be unable to raise the necessary funds to operate the current business and continue with the existing business model and plan. Accordingly, management sought new opportunities that could be acquired via a reverse merger transaction or alternative business opportunities with the intent to assure that the Company becomes a viable going concern.

On February 2, 2005, the Company executed a letter of intent whereby Northwest Horizon proposed to exchange shares of Northwest Horizon Corporation for one hundred percent (100%) of the outstanding shares of Dairy Fresh Technologies Ltd. ("DFTL"), a federally chartered Canadian corporation.

      On February 28, 2005, we completed the acquisition of Dairy Fresh Technologies Ltd., a Canadian Company, pursuant to an Agreement and Plan of Merger. At the effective time of the merger, September 1, 2003, Dairy Fresh Technologies Ltd. was be merged with and into our wholly owned subsidiary, 6351492 CANADA INC., a Canadian corporation. We then changed our name to Dairy Fresh Farms Inc.

DESCRIPTION OF BUSINESS

Dairy Fresh Farms is in the business of selling its patented and branded New Generation Dairy products to the Canadian Market Place. We have completed our Beta Stage market launch in Western Canada within 205 Safeway Stores. The product was first introduced on January 15th, 2005 with the introduction of in store demonstrations and taste testing, coupon promotion trade advertisement and radio ads we have achieved sales in excess of our business models forecasts. Our goal is to introduce 2 more carton sizes (SKU's) in Western Canada in 2006 to broaden the choices for consumers.

The next steps will involve the distribution of the liquid milk product to the wider market place. We are aiming to roll this out to the remaining major distributors in Western Canada first then move into the larger markets in Eastern Canada starting after the second quarter of 2006.

The timing and speed of this roll out is directly linked to the timely financing of our company so that we can properly fund our business plan.

"Dairy   Fresh    Farms(TM)"   is   a   patented    technology   that   produces
monounsaturated-enhanced dairy products. This breakthrough technology transforms low fat dairy products into creamy great tasting healthy products.

The US Government's NCEP Guidelines (May 15, 2001) recommended that up to 80% of total caloric intake through fat be consumed as monounsaturated fats to lower serum cholesterol.

"Canola has a very low level of saturated fatty acids, a high level of monounsaturated fatty acids and the essential Omega-3s. Adding canola oil to skim milk adds these nutritional components, along with Vitamin E and K, without compromising the taste. Canola would also complement the `mouth feel' of a much higher fat level milk product without adding cholesterol to the drinker's diet." (Alberta Canola Producers Commission) "31%, or 90 million people, in North America have lactose maldigestion". (Journal of the American College of Nutrition Vol. 20, No. 2, 198S-207S, 2001) "Dairy Fresh .Farms(TM)" meets this market demand.

"Dairy Fresh Farms(TM)" is Trans Fat Free - "Like saturated fat (the kind mainly found in dairy products and meat and poultry), trans fat has been shown to boost levels of the artery-clogging LDL- cholesterol or `bad' cholesterol. And to make matters worse, trans fat also lowers the amount of the protective HDL-cholesterol (the `good' cholesterol) in the blood - a double whammy that makes foods high in trans fat much more of a threat to heart health than those previously avoided by the cholesterol-conscious." (Rosie Schwartz, dietitian, Jan. 2004, Ottawa Citizen)

The following product extensions are also possible with additional development: monounsaturated-enhanced Ice Cream, Soft-Serve, Frozen Desserts, Cultured Products, Cottage Cheeses, Coffee Creamers, Spreads, Sour Creams, Cream Cheeses, Dips, weight loss drinks and Organics. These additional products will be developed once we have created a bridgehead with the Liquid Milk into the market. Our goal is to concentrate our efforts and focus on one product at a time so as to not stray from the business model. These additional product extensions are suggested purely as examples of the total size of food basket we are aiming at.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with, and is qualified in its entirety by, our financial statements and the notes thereto and other financial information included elsewhere in this Annual Report on Form 10-KSB. This Annual Report, including the following Management's Discussion and Analysis, and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward-looking statements which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and are subject to risks, uncertainties, assumptions and other factors relating to our industry and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made in our Filings. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this report to reflect new events or circumstances unless and to the extent required by applicable law.

Company's Overview

Dairy Fresh and its wholly owned subsidiary, Dairy Fresh Technologies Ltd. have the exclusive license in Canada to develop and exploit the patented formula for a healthy milk based product "Dairy Fresh Farms". The Company has launched 2 litre regular milk and a 1 litre lactose free product with Canada Safeway stores in Western Canada.

      Dairy Fresh Farms is an all natural process resulting in a healthier milk based product which is low in cholesterol, trans fat free, lactose free, low in saturated fat, 99% fat free and has high levels of omega 6 and 3 and monounsaturated fat enhanced without compromising great taste.

Our products are produced under a co-packing agreement with Lucerne's Dairy [a division of Safeways] in Western Canada.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires application of management's subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in the subsequent periods. Our actual results may differ substantially from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to consolidated financial statements included in the Form 10QSB, we believe that the following accounting policies require the application of significant judgments and estimates.

Revenue recognition

The Company has entered into a co-packing agreement with a supplier. Under the terms of this agreement, the supplier manufactures the dairy products per the specifications and instructions of the Company and ships directly to the retailer. The supplier invoices and collects directly from the retailer. The supplier subtracts its manufacturing cost and markup, as well as freight and submits the net amount to the Company..

The Company records the revenue on a net basis in compliance with EITF 99-19, "Reporting Revenues Gross as a Principle versus Net as an Agent". This is because the Company is not the primary obligor in the arrangement, as it relies on the supplier to provide the goods. Also, the Company has limited liability to assume risk of non-payment by its retailers.

The Company also records its revenue in accordance with SAB 104 which requires that four basic criteria must be met before revenue can be recognized (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or service has been rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured.

The Company recognizes revenue when the product is shipped from the supplier.

Stock based compensation

The Company has not implemented a stock option based compensation plan at this time. There are plans to introduce an option plan in the second quarter of 2006. In December 2004, the FASB issued a revision of SFAS 123 ("SFAS 123(R)") that will require compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123 and is effective for the company as of January 1, 2006. We expect that the adoption of SFAS 123(R) may have a material impact to the financial statements.

Plan of operation

The plan of operations for the Company was developed over a two year period. Management started by studying the Australian experience as it related to the Canadian market place. Significant sales numbers had been delivered out of the Sydney Australia market but with both distance and potential differing Canadian tastes management decided to take another approach to tackling the Canadian market. Camelford Graham Research Group undertook an independent market research study. This study was conducted in both Vancouver, British Columbia and Montreal, Quebec. The results from the study where published in December 2003 with resulting findings focusing our operations on several very important areas.

Firstly, the size of the opportunity was much larger than originally anticipated due to the intent to purchase numbers that resulted from this study. This meant that management had to revise the packing sizes for the Dairy Fresh Farms upwards to accommodate the anticipated demand.

Secondly, the study directed management to launch in Western Canada as a first step into the rest of the country. It was perceived that the logistics and more importantly the market reception would be very favorable with a product launch in the West. This decision was also reinforced with the effort and support that Canada Safeway Stores and their manufacturing division Lucerne Foods gave our group with initial manufacturing test runs and distribution expertise.

Finally it was felt that perfecting the launch strategy in Western Canada would give Dairy Fresh Farms a strong base of operations prior to moving into the much larger and diverse markets of both Ontario and Quebec.

Our cash flow projections plan for an equity financing of $5.0 million USD during the second quarter of 2006, together with sales from our initial product launch across the country. However, if our sales do not meet our projections or our expenses exceed our expectations, then we may need to raise additional funds through additional public or private offerings of our securities. In such event, if we are unable to raise additional funds on a timely basis or at all, any progress with respect to our products, and, therefore, our potential revenues, would be adversely affected.

We intend to focus our sales and marketing efforts over the next 12 months primarily on expanding our distribution and retail share in the rest of the Canadian market place.

Results of operations
Fluctuations in operating results

Our results of operations have fluctuated significantly from period to period and are likely to continue to do so in the future. We anticipate that our annual results of operations will be impacted for the foreseeable future by several factors including the progress and timing of expenditures related to product launches. Due to these fluctuations, we believe that the period-to-period comparisons of our operating results are not a good indication of our future performance.

                        Quarter ended September 30, 2005
                compared to the quarter ended September 30, 2004
                       and the quarter ended June 30, 2005
Revenue

The Company's two-litre regular milk product was listed with 134 Canada Safeway stores and the one litre lactose free product was listed with all 204 Safeway stores on January 12, 2005. These stores are all located in the western provinces. Net sales for the period ended September 30, 2005 were $44,900 on 129,422 litres or $161,778 gross manufacturing sales.[June 30,2005 were $34,077 on 97,363 litres or $121,703 gross manufacturing sales]. There were no comparative sales figures for the period ended September 30, 2004. Sales increased 32% during the quarter ended September 30, 2005 over the previous quarter. Safeway had an exclusive sales period until March 7th, 2005. The Company is currently negotiating with a number of retailers and distributors in western Canada for the listing of the Company's two products during the next couple of months.

Operating Costs

Advertising and product support

With the launch of the companies initial two products there was a marketing program established to support sales. The majority of the focus was on in-store demos. There were approximately 300 in-store demos with over 100,000 samples during this quarter compared to 400 demos and 125,000 samples in the previous period.

In addition there were advertisements in Safeway flyers, a radio campaign and distribution of coupons offering price savings. The Company expensed $258,217 for the quarter ended September 30, 2005 compared to $214,930 for the previous quarter. This increase was due to a radio campaign in Vancouver and surrounding area and a decrease in in-store demos.

Investor relations

The Company entered into a contract with ROI Group Associates Inc. of New York to provide investor relations services and public relations with the investment community. This contract started on June 1st of 2005. The Company expensed $56,293 during the quarter ended September 30, 2005 compared to $23,777 in the quarter ended June 30, 2005.

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

Management fees

Management fees remained the same as the previous period with no changes to the management structure.

Professional fees

Professional fees have increased due to the share exchange and the reverse take over transaction. Audit and legal requirements for the Securities and Exchange Commission regulatory filings were new for the Company.

Travel

With the launch of the Company products in western Canada there was increased travel activity by management for all aspects of Company operations. Travel costs were consistent at $28,311 for the quarter compared to $28,321 for the previous quarter.

Off-Balance Sheet Arrangements

The Company did not engage in any off-balance sheet arrangements during the quarter.

Liquidity and Capital Resources

At September 30, 2005, we had a deficit accumulated of approximately $1,800,000 and we expect to incur additional losses in the short term at least until such time, if ever, that we manufacture and market our products profitably. We have financed our operations since inception primarily through the private placements of equity and debt securities. From our inception through September 30, 2005, we have received net proceeds of approximately $930,000 from private sales of our convertible debentures. We have also been able to manage our cash flow through the deferral of management contracts payable.

At September 30, 2005 we had approximately $42,000 in cash. Net cash used in operating activities was approximately $75,000 for the quarter ended September 30, 2005 compared to approximately $450,000 for the quarter ended June 30, 2005 and $35,000 for the quarter ended September30, 2004. The decrease in net cash used in operations during the quarter was primarily due to a deferral of current liabilities.

Net cash provided by financing activities was approximately $122,000 for the fiscal quarter ending September 30, 2005 compared to approximately $360,000 for the quarter ending September 30, 2005. The net cash provided by financing activities in the quarter ended September 30, 2005 was primarily due to the net proceeds of approximately $122,000 raised in private sales of convertible debt securities.

We expect to put our current capital resources to the following uses:

      -     for the marketing and sales of our products;
      -     to continue our product line expansion;
      - for working capital purposes, including for additional salaries and wages as our organization grows and as we expand our presence in the Canadian Market and for additional professional fees and expenses and other operating costs.

In the event that our plans change, our assumptions change or prove inaccurate, or if our existing cash resources, together with other funding resources including anticipated sales of our products, otherwise prove to be insufficient to fund our operations, we could be required to seek additional financing. We have no current arrangements with respect to sources of additional financing. The notes in the unaudited financial statements at and for the quarter ended September 30, 2005, contain an explanatory paragraph raising substantial doubt of the Company's ability to continue as a going concern and describe the conditions which raise this doubt and management's plans.

DESCRIPTION OF PROPERTY

The lease of office space ended on September 30th 2005 we are now on a month to month lease with the landlord while we negotiate a new lease. Our lease is currently based on $18,000 per year pro-rated per month. Management anticipates that future lease payments will be budgeted approximately as follows:

Year ended December 31,
         2005                          $18,000_
         2006                          $20,000 Budgeted
         2007                          $22,000 Budgeted
         2008                          $24,200 Budgeted
         2009                          $26,600 Budgeted

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

      o     Any of our directors or officers;
      o     Any person proposed as a nominee for election as a director;
      o Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
      o     Any of our promoters;
      o Any relative or spouse of any of the foregoing persons who has the same house address as such person.

The Company entered into the following related party transactions during the nine months ending September 2005. These transactions were concluded in the normal course of operations at the exchange amount, which is the amount established and accepted by the parties.

                                                                        9 months    12 months
                                                                       unaudited    unaudited
                                                                         2005          2004

                                                                              $            $
Expenses
    Management fees (a)                                                 301,081       84,774
Amounts due to and due from related parties
    Amount due from a Company under common control (b)                    1,624        4,079


(a) During the periods ended September 30, 2005 and September 30, 2004, the Company paid for management services to three companies controlled by officers of the Company. Of the above amounts, $376,895 is payable as at September 30, 2005 and $257,561 is payable as at December 31, 2004.

(b) The Company paid legal expenses for a Company under common control during the year ended December 31, 2003 resulting in the above amount receivable from a Company under common control.

Stockholders of Our Common Shares

As of January 27, 2006, we have 136 registered shareholders.

Rule 144 Shares

Apart from the founder's shares, most of our common stock will be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, as amended. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 150,000 shares of common stock as of January 26, 2006; or

2. the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Under Rule 144(k), a person who is not one of our company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

None.

Registration Rights

We have not granted registration rights to the Selling Shareholders or to any other persons.

FINANCIAL STATEMENTS

The financial statements required by this Item, the accompanying notes thereto and the reports of independent accountants are included as part of this Form SB-2 immediately following the signature page.

                     Interests of Named Experts and Counsel

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of our company. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in our company.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by our independent legal counsel, Joseph I. Emas, Esq., 1224 Washington Avenue, Miami Beach, Florida.

Independent Registered Public Accounting Firm

The financial statements of Dairy Fresh Technologies Ltd. as of December 31, 2004 and December 31, 2003 have been audited by Raymond Chabot Grant Thornton LLP, an independent Registered Public Accounting Firm, as set forth in their report included herein. The financial statements referred to above are included in reliance on the report of such firm given on their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2004. Effective April 4, 2005, we declined to renew the engagement of Amisano Hanson as the independent registered public accounting firm engaged to audit the financial statements of the Registrant and engaged Raymond Chabot Grant Thornton LLP as its new independent. We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2003. We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

Currently, we are not required to deliver our annual report to security holders. However, we will voluntarily send an annual report, including audited financial statements, to any shareholder that requests it. We are subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission and provide shareholders with the information required under the Securities Act of 1934.

We are filing this registration statement on form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in this registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Dairy Fresh Farms Inc. and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Dairy Fresh Farms Inc., and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549: l-800-SEC-0330. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Computer Software Innovations, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.



You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer buy any securities:

      o     except the common stock offered by this prospectus;

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      o to any person to whom is it unlawful to make the offer or solicitation; or

      o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

                      Dealer Prospectus Delivery Obligation

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, must be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters.




Prospectus

13,220,792 Shares of Common Stock

                             DAIRY FRESH FARMS INC.

                                January 27, 2006

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Anti-Takeover, Limited Liability and Indemnification Provisions

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

      (1)   a  willful   failure  to  deal   fairly  with  the  company  or  its
            shareholders in connection with a matter in which the director has a material conflict of interest;

      (2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

      (3) a transaction from which the director derived an improper personal profit; and

      (4)   willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

      (1)   such indemnification is expressly required to be made by law;

      (2)   the proceeding was authorized by our Board of Directors;

      (3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

      (4)   such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Other Expenses of Issuance and Distribution

The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement.

Securities and Exchange Commission Fee.......................        $   1,104
Accountants' Fees and Expenses...............................
Legal Fees and Expenses......................................
Blue Sky Fees and Expenses...................................
Printing and Mailing Costs
Miscellaneous................................................
                                                                       --------
TOTAL                                                                $
                                                                       ========
To be calculated in the final prospectus.

Sales of Unregistered Securities.

As of September 20, 2005, we completed a Securities Purchase Agreement with accredited investors for the sale of $930,000 of our convertible debentures. The convertible debentures were converted to shares of our common stock at one share of common stock for each $1.00 in debentures. The offer and sale of such securities were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following:  (a)  the  investors  confirmed  to us  that  they  were  "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act. For non-United States entities, we completed the offering pursuant to Rule 903 of Regulation S (i.e., Category 3) of the Securities Act. Each purchaser represented to us in the subscription agreement that he was a non-U.S. person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each purchaser represented to us that he will resell such securities only in accordance with the provisions of Regulation S which prohibit sales to or for the benefit of a U.S. person, pursuant to registration under the Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S which, among other things, precludes transfers except as provided above. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. Each subscription agreement precluded transfer except under the above conditions. No registration rights were granted to any of the purchasers.

We did not utilize an underwriter for any of the foregoing.

Exhibit
Number             Description

3.1         Articles  of   Incorporation   (incorporated   by   reference   from
            Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 23, 2003).

3.2 Bylaws (incorporated by reference from Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 23, 2003).

5.1         Legal opinion of Joseph I. Emas, Attorney At Law with consent to use
            (1)

23.1        Consent of Accountants (1)

23.2        Consent of Joseph I. Emas (included in Exhibit 5.1) (1)

      (1) Filed herewith.

Undertakings

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (4) To include any material information with respect to the plan of distribution not previously disclosed inthe Registration Statement or any material change to such information in the Registration Statement

            (i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the 27th day of January, 2006.

                                            /s/ Robert C. Harrison
                                            ----------------------
                                            By:  Robert C. Harrison
                                              President, CEO, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signatures               Title                                 Date

/s/ Robert C. Harrison
-----------------------
Robert C. Harrison       President, Chief Executive Officer,   January 27, 2006
                         Director

/s/ Nicolas Matossian
-----------------------
Nicolas Matossian        Chairman of the Board of Directors    January 27, 2006

/s/ Don Paterson
-----------------------  Chief Financial Officer, Director     January 27, 2006
Don Paterson

/s/ Richard Farrell
-----------------------
Richard Farrell          Director                              January 27, 2006

                          DAIRY FRESH TECHNOLOGIES LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 2004



          Report of Independent Registered Public Accounting
          Firm                                                         2
          Financial Statements
               Operations                                              3
               Deficit                                                 4
               Accumulated comprehensive loss                          4
               Cash Flows                                              5
               Balance Sheet                                           6
               Notes to Financial Statements                      7 - 12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Dairy Fresh Technologies Ltd. (A Development Stage Company)

We have audited the balance sheets of Dairy Fresh Technologies Ltd. (A Development Stage Company) as at December 31, 2004 and 2003 and the statements of operations, deficit, comprehensive loss and cash flows for the years ended December 31, 2004 and 2003 and the period from inception (May 14, 2002) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dairy Fresh Technologies Ltd as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 and the period from inception (May 14, 2002) through December 31, 2004 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $331,329 during the year ended December 31, 2004, and, as of that date, the Company's current liabilities exceeded its current assets by $321,808. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Ottawa, Canada
February 21, 2005 except as to Note 13 which is as of March 3, 2005

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
OPERATIONS

Year ended December 31,
Expressed in U.S. Dollars

                                       PERIOD FROM
                                        INCEPTION
                                      (MAY 14, 2002)
                                       TO DECEMBER
                                          31, 2004           2004          2003
                                         ---------      ---------     ---------
                                                 $              $             $
                                         ---------      ---------     ---------
REVENUES
Operating expenses
    Rent                                    12,502          6,482         6,020
    Travel                                  62,231         46,095        15,283
    Research and development                60,805                       60,805
    Advertising                             30,259         26,153         4,106
    Management fees                        284,782        191,126        93,656
    Office                                   9,156          6,571         1,939
    Telecommunications                      18,203         12,284         5,673
    Membership fees                          2,105            785         1,049
    Professional fees                       51,838         39,462         6,018
    Interest and bank charges                  683            482           163
    Depreciation of property and
      equipment                              3,073          1,889         1,084
                                         ---------      ---------     ---------
                                           535,637        331,329       195,796
                                         ---------      ---------     ---------
NET LOSS                                  (535,637)      (331,329)     (195,796)
                                         =========      =========     =========


The accompanying notes are an integral part of these financial statements.

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
DEFICIT
COMPREHENSIVE LOSS

Year ended December 31,
Expressed in U.S. Dollars

                                                            2004          2003
                                                       ---------     ---------
                                                               $             $
CAPITAL STOCK
5,000,000 Class A common shares                               65            65
                                                       =========     =========
CONTRIBUTED SURPLUS
Balance, beginning of year                                     -             -
Additions                                                282,406             -
                                                       ---------     ---------
Balance, end of year                                     282,406             -
                                                       =========     =========
ACCUMULATED COMPREHENSIVE INCOME (LOSS)
Balance, beginning of year                               (18,332)           48
Foreign currency translation adjustments                 (43,370)      (18,380)
                                                       ---------     ---------
Balance, end of year                                     (61,702)      (18,332)
                                                       =========     =========
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE
Balance, beginning of year                              (204,308)       (8,512)
Net loss                                                (331,329)     (195,796)
                                                       ---------     ---------
Balance, end of year                                    (535,637)     (204,308)
                                                       =========     =========

Total shareholders' deficit                             (314,868)     (222,575)
                                                       =========     =========
COMPREHENSIVE LOSS
Foreign currency translation adjustments                 (43,370)      (18,380)
Net loss                                                (331,329)     (195,796)
                                                       ---------     ---------
Total comprehensive loss                                (374,699)     (214,176)
                                                       =========     =========


The accompanying notes are an integral part of these financial statements.

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
CASH FLOWS

Year ended December 31,
Expressed in U.S. Dollars

                                                    PERIOD FROM
                                                      INCEPTION
                                                 (MAY 14, 2002)
                                                TO DECEMBER 31,
                                                           2004             2004           2003
                                                      ---------        ---------      ---------
                                                              $                $              $
OPERATING ACTIVITIES
Net loss                                               (535,637)        (331,329)      (195,796)
Non-cash items
    Depreciation of property and equipment                3,073            1,889          1,084
    Changes in working capital items (Note 4)           248,156          154,108         89,934
                                                      ---------        ---------      ---------
Cash flows used in operating activities                (284,408)        (175,332)      (104,778)
                                                      ---------        ---------      ---------
INVESTING ACTIVITIES
Advances to company under common control                 (4,074)            (605)          (614)
Property and equipment                                   (8,773)                         (7,612)
                                                      ---------        ---------      ---------
Cash flows used in investing activities                 (12,847)            (605)        (8,226)
                                                      ---------        ---------      ---------
FINANCING ACTIVITIES
Proceeds from the issuance of convertible
debenture loans                                         125,459          125,459
Advances from a shareholder                             254,392          122,531        121,378
Issuance of Class A common shares                            65
                                                      ---------        ---------      ---------
Cash flows provided by financing activities             379,916          247,990        121,378
                                                      ---------        ---------      ---------
Effect of changes in exchange rates on cash               7,917            6,730          1,200
                                                      ---------        ---------      ---------
NET INCREASE IN CASH                                     90,578           78,783          9,574
Cash, beginning of year                                                   11,795          2,221
                                                      ---------        ---------      ---------
Cash, end of year                                        90,578           90,578         11,795
                                                      =========        =========      =========


The accompanying notes are an integral part of these financial statements.

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31,
Expressed in U.S. Dollars

                                                             2004          2003
                                                        ---------     ---------
                                                                $             $
ASSETS
Current assets
    Cash                                                   90,578        11,795
    Accounts receivable (Note 5)                           16,722        14,290
    Prepaid expenses                                       14,532           348
                                                        ---------     ---------
                                                          121,832        26,433
Property and equipment (Note 6)                             6,940         8,366
                                                        ---------     ---------
                                                          128,772        34,799
                                                        =========     =========
LIABILITIES
Current liabilities
    Accounts payable and accrued liabilities               50,415        23,073
    Management contracts payable (Note 7)                 257,561        89,949
    Convertible debenture notes (Note 8)                  135,664
                                                        ---------     ---------
                                                          443,640       113,022
Due to a shareholder (Note 7)                                           144,352
                                                        ---------     ---------
                                                          443,640       257,374
Commitments and contingencies (Note 11)
SHAREHOLDERS' DEFICIT
Capital stock (Note 9)                                         65            65
Contributed surplus (Note 7)                              282,406
Accumulated comprehensive loss                            (61,702)      (18,332)
Deficit accumulated during the development stage         (535,637)     (204,308)
                                                        ---------     ---------
                                                         (314,868)     (222,575)
                                                        ---------     ---------
                                                          128,772        34,799
                                                        =========     =========


The accompanying notes are an integral part of these financial statements.

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

December 31,
Expressed in U.S. Dollars

--------------------------------------------------------------------------------

1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

Dairy Fresh Technologies Ltd. (the Company), was incorporated under the Canada Business Corporations Act on May 14, 2002 to develop and exploit a unique patented dairy process in Canada. This patent, "Dairy Fresh Farms (TM)" produces monounsaturated-enhanced dairy products.

2 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $331,329 ($195,796 in 2003) and had no revenues. The future of the Company is dependent on the continued support of shareholders and suppliers and upon its ability to obtain financing and achieve profitability. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amount of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

3 - ACCOUNTING POLICIES
BASIS OF PRESENTATION
These financial statements have been prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States of America.

ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the financial statements and notes to financial statements. These estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from these estimates.

DEPRECIATION
Property and equipment are depreciated over their estimated useful lives according to the following methods and annual rates:

                                                    Methods                Rates
                                          -----------------    -----------------
Computer hardware                         Declining balance                  30%
Furniture and fixtures                    Declining balance                  20%
Leasehold improvements                                         Shorter of useful
                                                               life or remaining
                                              Straight-line           lease term

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as they are incurred.

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

December 31,
Expressed in U.S. Dollars

--------------------------------------------------------------------------------

3 - ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of assets and liabilities. They are measured by applying enacted or substantively enacted tax rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse. Valuation allowances are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income ("OCI"). OCI refers to changes in equity from transactions and other economic events and circumstances other than transactions with shareholders. These changes are recorded directly as a separate component of shareholders' equity (deficiency) and excluded from net income (loss). The only other comprehensive income (loss) item for the Company relates to foreign currency translation arising from the translation of the financial statements from the functional currency into the reporting currency.

ADVERTISING

The Company expenses the cost of advertising and promotion as incurred. Advertising costs charged to operations were $26,153 in 2004 and $4,106 in 2003.

FOREIGN CURRENCY TRANSLATION

The Company's reporting currency is the U.S. dollar and the functional currency is the Canadian dollar. The translation of the Company's financial statements from the functional currency to its reporting currency is performed as follows:
All assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues, expenses and cash flow amounts are translated at the weighted average exchange rates for the period. The resulting translation adjustments are included in comprehensive loss as a component of the shareholders' deficit.

4 -  INFORMATION  INCLUDED IN THE STATEMENT OF CASH FLOWS

The changes in working capital items are detailed as follows:

                                                             2004         2003
                                                         --------     --------
                                                                $            $
Accounts receivable                                        (5,378)      (9,366)
Prepaid expenses                                          (13,093)
Accounts payable and accrued liabilities                   23,713       16,347
Management contracts payable                              148,866       82,953
                                                         --------     --------
                                                          154,108       89,934
                                                         ========     ========

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

December 31,
Expressed in U.S. Dollars

--------------------------------------------------------------------------------

5 - ACCOUNTS RECEIVABLE

                                                                           2004        2003
                                                                       --------    --------
                                                                              $           $
Rent receivable relating to subleasing of office space                   16,722      10,156
Due from a company under common control (Note 7)                                      4,134
                                                                       --------    --------
                                                                         16,722      14,290
                                                                       ========    ========

6 - PROPERTY AND EQUIPMENT

                                                                                       2004
                                                     --------          --------    --------
                                                                    ACCUMULATED
                                                         COST      DEPRECIATION         NET
                                                     --------          --------    --------
                                                            $                 $           $
Leasehold improvements                                  8,861             2,658       6,203
Computer equipment                                      1,099               611         488
Furniture and fixtures                                    415               166         249
                                                     --------          --------    --------
                                                       10,375             3,435       6,940
                                                     ========          ========    ========

                                                                                       2003
                                                     --------          --------    --------
                                                                    Accumulated
                                                         Cost      depreciation         Net
                                                     --------          --------    --------
                                                            $                 $           $
Leasehold improvements                                  8,252               825       7,427
Computer equipment                                      1,024               375         649
Furniture and fixtures                                    387                97         290
                                                     --------          --------    --------
                                                        9,663             1,297       8,366
                                                     ========          ========    ========

7 - RELATED PARTY TRANSACTIONS

The Company entered into the following related party transactions during the year. These transactions were concluded in the normal course of operations at the exchange amount, which is the amount established and accepted by the parties.

                                                              2004         2003
                                                         ---------    ---------
                                                                 $            $
Expenses
    Management fees (a)                                    191,126       93,656
Amounts due to and due from related parties
    Amount due to a shareholder (b)                                     144,352
    Amount due from a company under common control (c)                    4,134

(a) During the years ended December 31, 2003 and December 31, 2004, the Company paid for management services to three companies controlled by officers of the Company. Of the above amounts, $257,561 is payable as at December 31, 2004 and $89,949 was payable as at December 31, 2003.

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

December 31,
Expressed in U.S. Dollars

--------------------------------------------------------------------------------

7 - RELATED PARTY TRANSACTIONS (CONTINUED)

(b) A shareholder of the Company has advanced funds for operations during the past two years. These advances were non-interest bearing with no fixed terms of repayment, however during the year ended December 31, 2004 these advances were forgiven and an equivalent amount was added to contributed surplus.

(c) The Company paid legal expenses for a company under common control during the year ended December 31, 2003 resulting in the above amount receivable from a company under common control.

8 - CONVERTIBLE DEBENTURE NOTES
Convertible debenture notes are unsecured and are repayable April 15, 2005 with 10% interest if the Company does not complete its share exchange transaction with a public company (see Note 13). Loans are automatically converted into units of the Company upon the Company being merged with a publicly traded company which will trade on the NASD OTCCB. The conversion of the loan will be completed at $0.50 per common share and one warrant exercisable over a period of 24 months at 0.75.

9 - CAPITAL STOCK

AUTHORIZED

     An unlimited number of participating Class A common shares, conferring two votes per share, entitled to dividends at the discretion of the directors and cancellable by the Company;

     An unlimited number of participating Class B common shares, conferring one vote per share, entitled to dividends at the discretion of the directors and cancelable by the Company;

     An unlimited number of participating Class C common shares, non-voting, entitled to dividends at the discretion of the directors and cancellable by the Company.

     An unlimited number of non-participating Class A special shares, conferring two votes per share, entitled to dividends at the discretion of the directors, cancellable by the Company and redeemable at $1.00 CDN per share;

     An unlimited number of non-participating Class B special shares, conferring one vote per share, entitled to dividends at the discretion of the directors, cancellable by the Company and redeemable at $0.50 CDN per share;

     An  unlimited   number  of   non-participating   Class  C  special  shares,
     non-voting, no dividends, cancellable by the Company and redeemable at $1.00 CDN per share;

     An  unlimited   number  of   non-participating   Class  D  special  shares,
     non-voting, no dividends, cancellable by the Company and redeemable at $0.50 CDN per share;

                                                           2004          2003
                                                       --------      --------
                                                              $             $
ISSUED AND FULLY PAID
5,000,000 Class A common shares                              65            65
                                                       ========      ========

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

December 31,
Expressed in U.S. Dollars

--------------------------------------------------------------------------------

10 - INCOME TAXES

The future income tax asset resulting from business losses is not recorded in the financial statements. These losses, which are available to reduce income taxes in future years, aggregate $586,857 and are detailed as follows:

                                                       Federal   Provincial
                                                     ---------   ---------
                                                             $           $
               2009                                     10,975      10,975
               2010                                    225,034     225,034
               2014                                    350,848     350,848
                                                     ---------   ---------
                                                       586,857     586,857
                                                     =========   =========

11 - COMMITMENT

The Company has entered into a long-term lease agreement expiring on September 30, 2005 which requires lease payments of $35,169 for the rental of office space. The minimum lease payment for the next year is $35,169. The lease contains a renewal option for an additional period of three years which the Company may exercise by giving a three-month notice.

12 - FINANCIAL INSTRUMENTS

The following methods and assumptions were used to determine the estimated fair value of each class of financial instruments.

SHORT-TERM FINANCIAL INSTRUMENTS

The fair value of the short-term financial assets and liabilities approximates their carrying amount given that they will mature shortly.

ADVANCES FROM A SHAREHOLDER

The fair value of shareholder advances' cannot be determined, as they do not include any terms of payment (Note 7).

DAIRY FRESH TECHNOLOGIES LTD. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

December 31,
Expressed in U.S. Dollars

--------------------------------------------------------------------------------

13 - SUBSEQUENT EVENT

On March 3, 2005, the Company consumated a merger of 6351492 Canada Inc., a Canadian corporation and a wholly owned subsidiary of Northwest Horizon Corporation ("Northwest"), a Nevada Corporation. Northwest is a publicly reporting company registered with the United States Securities and Exchange Commission whose stock does not currently trade. Each outstanding share of the Company will be converted into shares of Northwest's wholly owned subsidiary, 6351492 Canada Inc., with the right to convert to shares of Northwest common stock. As a result of this share exchange, the shareholders of Dairy Fresh now control Northwest, this transaction will be accounted for as a reverse takeover transaction.

Subsequent to year end, the Company received an additional $175,000 in proceeds from the issuance of convertible debentures, these debentures have the same terms as those described in Note 8.

                             Dairy Fresh Farms Inc.
                  Condensed Consolidated Financial Statements
                               September 30, 2005

Condensed Consolidated Financial Statements and Notes to Consolidated Financials
Statements                                                                              F-3

(a)  Condensed  Statements  of  Operations  for the Three and Nine Months  Ended
September 30, 2005 and 2004 (unaudited)                                                 F-4

(b)  Consolidated  Statements of Cash Flows for the Nine Months Ended  September
30, 2005 and 2004 (unaudited)                                                           F-5

(c)  Consolidated  Balance  Sheet for the Nine Months Ended  September  30, 2005
(unaudited) and Year Ended December 31, 2004 (audited)                                  F-6

(d) Notes to Consolidated Financial Statements (audited)                                F-7

Dairy Fresh Farms Inc.
Condensed Consolidated Operations and Comprehensive Loss
Expressed in U.S. Dollars
================================================================================

                                                      Three months        Three months
                                                   ended September     ended September    Nine months ended    Nine months ended
                                                         30, 2005             30, 2004   September 30, 2005   September 30, 2004
                                                      (Unaudited)          (Unaudited)          (Unaudited)          (Unaudited)
                                                --------------------------------------------------------------------------------
                                                                $                    $                    $                    $
Revenues                                                   44,900                   --              118,831                   --
                                                --------------------------------------------------------------------------------

Operating expenses
    Direct expenses                                        17,266                   --               38,359                   --
    Advertising and product support                       258,217                9,221              642,316               13,476
    Investor relations                                     56,293                   --               80,070                   --
    Depreciation of property and equipment                  1,119                   --                3,275                   --
    Finder's fee for reverse takeover
    transaction                                                --                   --              100,000                   --
    Interest and bank charges, net                          4,020                  237                4,660                  313
    Management fees                                       106,815                  791              301,081               85,565
    Membership fees                                           613                  558                1,483                  793
    Office                                                  4,958                  387               15,407                4,119
    Professional fees                                      16,392                4,777               83,944               16,047
    Rent                                                    2,515                3,507                9,628                7,768
    Telecommunications                                      3,528                2,023               10,679                6,616
    Travel                                                 28,311               11,932               79,871               27,795
                                                --------------------------------------------------------------------------------
                                                          500,047               33,433            1,370,773              162,492
                                                --------------------------------------------------------------------------------
Net loss                                                 (455,147)             (33,433)          (1,251,942)            (162,492)
                                                ================================================================================
Basic and diluted loss per share                           ($0.03)              ($0.00)              ($0.10)              ($0.02)
                                                ================================================================================
Weighted average number of shares outstanding          14,127,500            9,250,000           13,015,717            9,250,000
                                                ================================================================================

================================================================================

The accompanying notes are an integral part of the financial statements.

Dairy Fresh Farms Inc.
Condensed Consolidated Cash Flows
Expressed in U.S. Dollars
================================================================================

                                                         Nine months            Nine months
                                                     ended September        ended September
                                                            30, 2005               30, 2004
                                                         (Unaudited)            (Unaudited)
                                                     --------------------------------------
                                                                    $                     $
OPERATING ACTIVITIES
Net loss                                                   (1,251,942)             (162,492)
Non-cash items:
    Depreciation of property and equipment                      3,275                    --
    Finders fee for reverse takeover transaction              100,000                    --
    Changes in working capital items (Note 5)                 321,072                91,026
                                                     --------------------------------------
Cash flows used in operating activities                      (827,595)              (71,466)
                                                     --------------------------------------

INVESTING ACTIVITIES
Purchase of property and equipment                            (10,529)                   --
                                                     --------------------------------------
Cash flows used in investing activities                       (10,529)                   --
                                                     --------------------------------------

FINANCING ACTIVITIES
Net proceeds from capital stock issued                        305,196                    --
Issuance of convertible debt                                  483,467                    --
Advances from a shareholder                                        --                64,121
                                                     --------------------------------------
Cash flows provided by financing activities                   788,663                64,121
                                                     --------------------------------------
Effect of changes in exchange rates on cash                       701                  (119)
                                                     --------------------------------------
Net decrease in cash                                          (48,760)               (7,464)
Cash, beginning of period                                      90,578                11,795
                                                     --------------------------------------
Cash, end of period                                            41,818                 4,331
                                                     ======================================

================================================================================

The accompanying notes are an integral part of the financial statements.

Dairy Fresh Farms Inc.
Condensed Consolidated Balance Sheet
Expressed in U.S. Dollars
================================================================================

                                                       September      December
                                                        30, 2005      31, 2004
                                                     (Unaudited)     (Audited)
                                                     --------------------------
                                                              $               $
ASSETS
Current assets
    Cash                                                 41,818          90,578
    Accounts receivable, net                             58,598          16,722
    Prepaid expenses                                        388          14,532
    Deferred costs                                       41,261              --
                                                     --------------------------
                                                        142,065         121,832

Property and equipment                                   14,824           6,940
                                                     --------------------------
                                                        156,889         128,772
                                                     ==========================

LIABILITIES
Current liabilities
    Accounts payable and accrued liabilities            361,339          50,415
    Management contracts payable (Notes 6)              376,895         257,561
    Convertible debenture loans (Note 7)                508,374         135,664
                                                     --------------------------
                                                      1,246,608         443,640
                                                     --------------------------

SHAREHOLDERS' DEFICIENCY
Capital stock (Note 7)                                  442,809              65
Contributed surplus                                     380,906         282,406
Accumulated comprehensive loss (Note 8)                (114,167)        (61,702)
Accumulated Deficit                                  (1,799,267)       (535,637)
                                                     --------------------------
                                                     (1,089,719)       (314,868)
                                                     --------------------------
                                                        156,889         128,772
                                                     ==========================

================================================================================

The accompanying notes are an integral part of the financial statements.

                             Dairy Fresh Farms Inc.
                    Notes to Unaudited Financial Statements
                     Three Months Ended September 30, 2005

1 - BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared on the same basis as the audited annual consolidated financial statements. In the opinion of management, these unaudited Condensed Consolidated Financial Statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of Dairy Fresh Farms Inc., a Nevada Corporation and its consolidated subsidiaries, Dairy Fresh Technologies Ltd. and 6351492 Canada Inc. (collectively referred to as the "Company"). The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year. Certain information and footnote disclosures normally contained in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These Condensed Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements for the year ended December 31, 2004 contained in the Company's Annual Report on Form 10-KSB.

Dairy Fresh Farms Inc. was incorporated under the name of Northwest Horizon Corporation in the State of Nevada, United States of America on February 5, 2003. The name was changed to Dairy Fresh Farms Inc. on August 11, 2005.

Development stage activities
The Company was in the development stage until January 1, 2005. The Company originally intended to establish itself as a transportation broker specializing in trucking as the efficient mode of transporting both raw materials and finished products to their destination, however as of December 17, 2004, the Board of Directors passed a resolution indicating that the Company would be unable to raise the necessary funds to proceed with this original plan. During the current period, the Company was acquired via a reverse takeover with Dairy Fresh Technologies Ltd.

Dairy Fresh Technologies Ltd. was incorporated under the Canada Business Corporations Act on May 14, 2002 to develop and exploit a unique patented dairy process in Canada. This patent, "Dairy Fresh Farms (TM)", produces monounsaturated-enhanced dairy products. Dairy Fresh Technologies Ltd. was also in the development stage until January 1, 2005.

The Company has a functional currency of Canadian dollars and a reporting currency of United States dollars.

2 - GOING CONCERN

The accompanying Condensed Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying Condensed Consolidated Financial Statements, the Company incurred a net loss of $1,251,942 ($162,492 in 2004) and until January 2005 had no revenues. The future of the Company is dependant upon its ability to obtain financing and achieve profitability. The accompanying Condensed Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amount of and classification of liabilities that might be necessary in the event that the Company cannot continue in existence.

3 - REVERSE TAKEOVER TRANSACTION

On March 3, 2005, Dairy Fresh Technologies Ltd. consummated a merger of 6351492 Canada Inc. ("Canada Inc."), a Canadian corporation and a fully owned subsidiary of Dairy Fresh Farms Inc. with and into Dairy Fresh Farms Inc., a Nevada corporation, with Dairy Fresh Farms Inc. as the surviving entity.

In these transactions, the outstanding common Dairy Fresh Technologies Ltd. shares were acquired by Canada Inc. in exchange for 9,250,000 shares of Dairy Fresh Farms Inc. As a result of this share exchange, the shareholders of Dairy Fresh Technologies Ltd. now control Dairy Fresh Farms Inc. This transaction has been accounted for as a reverse takeover transaction in Dairy Fresh Farms Inc.'s condensed consolidated financial statements.

This reverse acquisition is treated as a capital transaction in substance since this transaction was accomplished through the use of a non-operating enterprise. No goodwill or intangible assets are recorded following this transaction. Dairy Fresh Technologies Ltd. is treated as the acquirer for accounting purposes. The historical financial statements prior to the acquisition are those of Dairy Fresh Technologies Ltd.

4 - ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the financial statements. These estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from these estimates.

Revenue Recognition

The Company has entered into a co-packing agreement with a supplier. Under the terms of this agreement, the supplier manufactures the dairy products per the specifications and instructions of the Company and ships directly to the retailer. The supplier invoices and collects directly from the retailer. The supplier subtracts its manufacturing cost and mark-up, as well as freight and brokerage and submits the net amount to the Company.

The Company records the revenue on a net basis in compliance with EITF 99-19, "Reporting Revenues Gross as a Principle versus Net as an Agent". This is because the Company is not the primary obligor in the arrangement, as it relies on the supplier to provide the goods. Also, the Company has limited liability to assume risk of non-payment by its retailers.

The Company also records its revenues in accordance with SAB 104 which requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or service has been rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured. The Company recognizes revenue when the product is shipped from the supplier.

Direct Expenses

The Company expenses costs for product quality assurance, shipping and brokerage as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Coupons

As part of its advertising program, the Company commits to a consumer coupon program that require the Company to estimate and accrue the expected costs of such programs. The Company records the coupons as a liability when issued based upon the expected customer redemption rate.

Allowance for Doubtful Accounts

Accounts receivable are shown net of any allowances for doubtful accounts.

Deferred Costs

Commissions paid for convertible debentures are shown as deferred costs. These are netted against share capital upon conversion of the convertible debentures.

5 - INFORMATION INCLUDED IN THE STATEMENT OF CASH FLOWS

The changes in working capital items are detailed as follows:

                                                           2005            2004
                                                              $               $

Accounts receivable                                     (39,238)         (4,019)
Prepaid expenses                                         14,144              --
Deferred costs                                          (39,422)             --
Accounts payable and accrued liabilities                281,131           9,480
Management contracts payable                            104,457          85,565
                                                       ------------------------
                                                        321,072          91,026
                                                       ========================

6 - RELATED PARTY TRANSACTIONS

The Company entered into the following related party transactions. These transactions were concluded in the normal course of operations at the exchange amount, which is the amount established and accepted by the parties.

                                                              2005          2004
                                                                 $             $
Expenses
    Management fees (a)                                    301,081        85,565
Royalty expense (b)                                          3,332             0
Amounts due to and due from related parties
    Amount due from a company under common
    control (c)                                              1,624         4,079

(a) During the periods ended September 30, 2005 and September 30, 2004, the Company incurred management fees to three companies controlled by officers of the Company. Of the above amounts, $376,895 is payable as at September 30, 2005 and $257,561 is payable as at December 31, 2004.

(b) The Company paid royalty expense to Dairy One Technologies Limited, a related party in the amount of $3,332 (2004 - $0). At September 30, 2005 there is an account payable for this in amount of $3,332 (2004 - $0).

(c) The Company paid legal expenses for a company under common control during the year ended December 31, 2003 resulting in the above amount receivable from a company under common control.

7 - CAPITAL STOCK

Authorized

75,000,000 Common shares

Issued and fully paid

                                                                        Number                $
Dairy Fresh Technologies Ltd.
Balance as at December 31, 2004 and prior to the reverse
takeover transaction                                                 5,000,000               65
                                                                   ============================

Dairy Fresh Farms Inc.
Common shares as at December 31, 2004 and prior to the reverse
takeover transaction                                                14,400,000               65
Effect of reverse share split prior to reverse takeover
transaction (a)                                                    (12,000,000)              --
Common shares issued in exchange for common shares of Dairy
Fresh Technologies Ltd. (b)                                          9,250,000               --
Reverse takeover expenses funded by cash balance in Dairy
Fresh Farms Inc. (c)                                                    (1,719)
Common shares issued to advisors after reverse takeover
transaction (d)                                                      1,500,000            1,500
Common shares issued upon conversion of debentures, net of
costs of issuance (e)                                                  977,500          442,963
                                                                   ----------------------------
                                                                    14,127,500          442,809
                                                                   ============================

(a) Prior to the reverse takeover transaction, Dairy Fresh Farms Inc. implemented a reverse six for one share split, which reduced the issued common shares from 14,400,000 to 2,400,000.

(b) On March 3, 2005, 6351492 Canada Inc., a wholly owned subsidiary of Dairy Fresh Farms Inc., acquired all of the issued common shares of Dairy Fresh Technologies Ltd. in exchange for 9,250,000 shares of 6351492 Canada Inc, which are exchangeable for 9,250,000 restricted shares of common stock of Dairy Fresh Farms Inc. The net deficit position of Dairy Fresh Farms Inc. of $11,688 as of the date of the reverse takeover transaction has been charged to the deficit of Dairy Fresh Technologies Ltd., the legal subsidiary.

(c) The expenses related to the reverse takeover transaction were approximately $15,000, of which $1,719 has been netted against the equity, which represents the cash balance in Dairy Fresh Farms Inc. and the balance has been expensed against operations.

(d) As part of the reverse takeover transaction, the Company issued 1,500,000 fully paid common shares as a finders fee to the Company's advisors.

(e) During the first quarter of the current year, Convertible Debenture loans were converted into common shares of Dairy Fresh Farms Inc. The number of shares from the conversion of the debentures was 977,500. The issue costs of $47,969 are netted against the proceeds of the common shares issued. The net proceeds of this share issuance were $442,963, of which $305,196 was from debentures issued in 2005.

For the purposes of earning per share calculations, the weighted average common shares outstanding, basic and diluted have been retroactively restated to reflect the effect of the six for one share split and restated for the reverse takeover exchange ratio.

8 - ACCUMULATED COMPREHENSIVE LOSS

                                           September 30, 2005  December 31, 2004
                                                  (Unaudited)          (Audited)

Balance, beginning of period                         (61,702)           (18,332)

Foreign currency translation adjustment              (52,465)           (43,370)

Balance, end of period                              (114,167)           (61,702)

9 - COMPREHENSIVE LOSS

Comprehensive loss includes changes in the balances of items that are reported directly in a separate component of shareholders' equity in the Company's Unaudited Condensed Consolidated Balance Sheet. The components of comprehensive loss are as follows:

                                                Three months        Three months
                                             ended September     ended September    Nine months ended    Nine months ended
                                                   30, 2005             30, 2004   September 30, 2005   September 30, 2004
                                                (Unaudited)          (Unaudited)          (Unaudited)          (Unaudited)
                                         ---------------------------------------------------------------------------------
                                                          $                    $                    $                    $
Net loss as reported                               (455,147)             (33,433)          (1,251,942)            (162,492)
Foreign currency translation adjustment             (46,342)              (5,069)             (52,465)             (12,905)
                                         ---------------------------------------------------------------------------------
Comprehensive loss                                 (501,489)             (38,502)          (1,304,407)            (175,397)
                                         =================================================================================

10 - RECLASSIFICIATIONS

Certain prior period amounts have been reclassified to conform to the current period presentation.

11 - SUBSEQUENT EVENTS

On October 4, 2005, additional Convertible Debenture Loans were converted into common shares of Dairy Fresh Farms Inc. The number of shares from the conversion of the debentures was 963,292. The issue costs of $41,260 were netted against the proceeds of the common shares issued. The net proceeds of this share issuance were $467,114.

Power of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert C. Harrison, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

January 27, 2006

                                            /s/ Robert C. Harrison
                                            ----------------------
                                            By: Robert C. Harrison
President, CEO